As filed with the Securities and Exchange Commission on November 26, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OceanPal Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

OceanPal Inc.
c/o Steamship Shipbroking
Enterprises Inc.
Pendelis 26, 175 64 Palaio
Faliro, Athens, Greece
+ 30-210-9485-360
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Reed Smith LLP
Attention: Jocelyne E. Kelly
2850 N Harwood St Suite 1500
Dallas, Texas 75201
(469) 680-4200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Jocelyne E. Kelly
Lynwood E. Reinhardt
Reed Smith LLP
2850 N Harwood St Suite 1500
Dallas, Texas 75201
(469) 680-4200 (telephone number)
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
PRELIMINARY PROSPECTUS

27,750,410 Shares of Common Stock
75,210,318 Shares of Common Stock Underlying Pre-Funded Warrants
This prospectus relates to the offer and resale by the selling stockholders identified herein, or their permitted transferees (the “Selling Stockholders”), of up to (i) 15,469,365 shares of common stock (the “PIPE Shares”) of the Company, par value $0.01 per share (“Common Stock”), issued to the investors of the PIPE Transaction (as defined below), (ii) 75,210,318 shares of Common Stock (the “Pre-Funded Warrant Shares”) underlying pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock with an exercise price per share equal to $0.01 issued to the investors of the PIPE Transaction, (iii) 5,426,662 shares of Common Stock issued to the placement agents as a placement fee in connection with the PIPE Transaction (the “Placement Fee Shares”), (iv) 2,192,412 shares of Common Stock issued to certain of our executive officers as an inducement to their appointment as officers of the Company and our subsidiary, SovereignAI Services LLC (the “Executive Shares”), (v) 3,529,411 shares of Common Stock issued to certain insiders of the Company immediately prior to the closing of the PIPE Transaction (the “Company Insider Shares”), (vi) 145,978 shares of Common Stock held by Diana Shipping Inc. (the “Diana Shipping Shares”), and (vii) 986,582 shares of Common Stock (the “Advisor Shares”) issued to advisors and consultant of the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”)
The PIPE Shares and Pre-Funded Warrants were issued on October 28, 2025, pursuant to certain Subscription Agreements (collectively, the “Subscription Agreements”) dated October 27, 2025 in private placement offerings pursuant to an exemption from the registration requirements of the Securities Act (the “PIPE Transaction”). The Placement Fee Shares were issued on October 28, 2025 as a placement fee to the placement agents in the PIPE Transaction. The Executive Shares were issued on November 25, 2025 to Salvatore Ternullo, our co-Chief Executive Officer, David Schwed, our Chief Operating Officer, and David Schack, Chief Marketing Officer of our subsidiary, SovereignAI Services LLC (“SovereignAI”), as an inducement to their appointment as officers. The Advisor Shares were issued on November 25, 2025 pursuant to Strategic Advisory Agreements between SovereignAI and certain persons providing services for the Company and in connection with an Independent Contractor Agreement between SovereignAI and an independent contractor providing services for the Company, pursuant to Section 4(a)(2) of the Securities Act. The Executive Shares and the Advisor Shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date.
We refer to the PIPE Shares, Pre-Funded Warrant Shares, the Placement Fee Shares, the Executive Shares, the Company Insider Shares, the Diana Shipping Shares and the Advisor Shares, collectively as the “Securities” in this prospectus.
The Selling Stockholders may offer all or part of the Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices, and may sell, transfer or otherwise dispose of any or all of the Securities in a number of different ways and at varying prices. See the “Plan of Distribution” section of this prospectus for more information.
We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders. However, we expect we would receive up to $752,103.18 from the exercise of the Pre-Funded Warrants, if exercised in full and at all, unless exercised on a cashless basis. Except for any underwriting discounts, selling commissions, and/or similar charges incurred in connection with the sale of any shares of Common Stock, which will be paid by the Selling Stockholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus.
The Selling Stockholders listed under the heading “Selling Stockholders” may offer and sell up to 102,960,728 shares of our Common Stock pursuant to this prospectus. In addition, from time to time, selling stockholders to be named in a prospectus supplement may offer shares of our Common Stock. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. Any prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. You should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, before buying shares of our Common Stock.
Our Common Stock is listed on Nasdaq under the symbol “SVRN.” On November 25, 2025, the last reported sale price of our Common Stock on Nasdaq was $1.37 per share.
This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.
Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 7 of this prospectus and the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.
Neither the SEC nor any state securities commission has approved or disapproved of our Common Stock or determined if this prospectus is accurate, truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 26, 2025

i

ABOUT THIS PROSPECTUS
Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a shelf registration statement on Form F-3 that we have filed with the SEC. Under this shelf registration process, the Selling Stockholders may offer up to 102,960,728 shares of our Common Stock in one or more offerings. Before investing in our Common Stock offered by this prospectus, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.
The Selling Stockholders listed under the heading “Selling Stockholders” in this prospectus may offer and sell up to 102,960,728 shares of our Common Stock pursuant to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering by the Selling Stockholders, together with the information incorporated herein by reference as described in the section titled “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.
To the extent the information contained in this prospectus differs from or conflicts with the information contained in any document incorporated by reference, the information in this prospectus will control. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
In deciding whether to invest in our Common Stock, you should rely only on the information contained in, or incorporated by reference into, this prospectus and any related free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information or to make any representation other than those contained in, or incorporated by reference into, this prospectus and any related free writing prospectus. If anyone provides you with different or inconsistent information or representation, you should not rely on them.
This prospectus, and any accompanying supplement to this prospectus, does not constitute an offer to sell or the solicitation of an offer to buy our Common Stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus and any related free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any related free writing prospectus or any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus was made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our business, financial condition, results of operations or prospects.
You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our Common Stock offered by this prospectus.
Unless the context requires otherwise, in this prospectus, the terms “the Company,” “we,” “us” and “our” refer to OceanPal Inc. and its consolidated subsidiaries (except where it is clear from the context that the term means only the issuer, OceanPal Inc.).

WHERE YOU CAN FIND MORE INFORMATION
As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are part of the registration statement or the exhibits to the reports or other document incorporated into this prospectus for a copy of such contract agreement or other document.
Because we are subject to the information and reporting requirements under the Exchange Act, we file annual, current reports, proxy statements and other information with the Commission. Our filings with the Commission are available to the public over the Commission’s website at www.sec.gov. Our Annual Report on Form 20-F and Current Reports on Form 6-K, including any amendments to those reports, and other information that we file with or furnish to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website or via the Commission’s EDGAR database. In addition, you can find more information about us on our website at http://www.oceanpal.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “should,” “could,” “anticipates,” “estimates,” “plans,” “projects,” “potential,” “continuing,” “ongoing,” “expects,” “believes,” “intends,” “targets,” “predicts,” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.
The forward-looking statements included or incorporated by reference in this prospectus include but are not limited to statements relating to: the adoption of a NEAR-centric digital asset treasury, our future growth and operational progress, foreign or domestic regulatory filings, our market awareness, our ability to compete effectively, the adequacy of our intellectual property protection, our future expenses and cash flow, our ability to become profitable, our future financing arrangements, our future perspective including any going concerns, any future stock price, fluctuations in the market price of NEAR tokens, our ability to build commercial infrastructure, failure to realize the anticipated benefits of the transactions and the proposed digital asset treasury strategy; changes in business, market, financial, political and regulatory conditions; risks relating to the Company’s operations and business, including the highly volatile nature of the price of NEAR and other cryptocurrencies; the risk that the price of the Company’s common stock may be highly correlated to the price of the digital assets that it holds.
Such forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by OceanPal, are inherently subject to significant business, economic, competitive, political, and social uncertainties and contingencies. The factors and assumptions used by our management to develop such forward-looking statements include, but are not limited to, uncertainties associated with our capital requirements to achieve our business objectives, availability of funds, the ability to stay listed on the Nasdaq Capital Market, the ability to find additional sources of funding, labor shortage and supply chain risks, risks related to fluctuations in charter rates and vessel values, changes in international shipping regulations, potential disruptions due to geopolitical events or trade restrictions, environmental compliance costs, risks of maritime accidents or oil spills, and other factors included in the sections entitled “Risk Factors” in this prospectus and in the documents incorporated herein by reference.
Although we believe the expectations expressed in such forward-looking statements are based on reasonable assumptions at the time they were made, they are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from such forward-looking statements.
You should carefully read this prospectus, any future prospectus supplement and any related free writing prospectus and with the understanding that our actual future results may materially differ from what we expect.
Except as required by law, forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available.

PROSPECTUS SUMMARY
This summary does not contain all of the information that you should consider before investing in our Common Stock offered by this prospectus. Before making an investment decision, you should carefully read the entire prospectus, including the “Risk Factors” section beginning on page 7 of this prospectus and in our most recent Annual Report on Form 20-F and our subsequent Current Reports on Form 6-K, as well as in the other reports we file with the SEC, as well as our financial statements, including the accompanying notes, and the other information incorporated by reference herein and the information in any related free writing prospectus that we may authorize for use in connection with this offering of our Common Stock.
We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Dwt refers to the maximum weight of cargo and supplies that a vessel can carry. A “ton mile” is a standardized shipping metric and refers to the volume of cargo being carried (a “ton”) and the distance sailed for the shipment in nautical miles.
All references in this prospectus to “$,” “US$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” are to the lawful currency of the United States.
Our Company
We are a global provider of shipping transportation services. We specialize in the ownership of vessels. Each of our vessels is owned through a separate wholly-owned subsidiary. In addition to our shipping transportation services business, we are a NEAR-centric digital asset treasury company. We implement our digital asset treasury strategy through our wholly owned subsidiary, SovereignAI Services LLC (see below Section “Digital Asset Treasury Strategy”).
On November 30, 2021, our Common Stock began trading on the Nasdaq Capital Market under the ticker symbol “OP”. On November 17, 2025, the ticker symbol for our Common Stock on the Nasdaq Capital Market changed from “OP” to “SVRN”.
As of November 13, 2025, SovereignAI Services LLC, a wholly owned subsidiary of the Company, has digital asset treasury holdings of 53.9 million NEAR tokens with a value of approximately $133 million, which represented approximately 4.2% of total NEAR token supply as of such date.
As of the date of this prospectus, our operating fleet consists of two Panamax dry bulk carriers with a carrying capacity of 149,916 dwt and a weighted average age of 20.8 years and one MR2 product tanker vessel with a carrying capacity of 49,999 dwt and an age of 16.7 years. Our vessels transport bulk commodities, including iron ore, coal, and grain, as well as refined petroleum products.
Our Current Fleet
The following table presents certain information concerning the vessels in our fleet, as of November 26, 2025:
Fleet Employment Profile

Dry Bulk Vessels BUILT DWT		Gross Rate (USD/Day)	Com*	Charterers	Delivery Date to Charterers**	Redelivery Date to Owners***	Notes
1 Panamax Bulk Carriers
1	CALIPSO 2005 73,691	$7,250	5.00%	CHINA RESOURCE CHARTERING PTE. LTD	24-May-25	01-Sept-25
		$10,600	5.00%	REACHY SHIPPING (SGP) PTE. LTD.	01-Sept-25	31-Oct-25
		$12,500	5.00%	ASL BULK SHIPPING HK LIMITED	31-Oct-25	25-Dec-25	1,2
2	MELIA 2005 76,225	$7,100	5.00%		09-Jan-25	01-Aug-25	3
		$11,125	5.00%	CHINA RESOURCE CHARTERING LIMITED	01-Aug-25	01-Nov-25 - 01-Jan-26	4

Tanker Vessel BUILT DWT		Gross Rate (USD/Day)	Com*	Charterers	Delivery Date to Charterers**	Redelivery Date to Owners***	Notes
1 MR2 Tanker
3	ZEZE START 2009 49,999	$ 19,500	1.25%		16-Feb-25	21-Oct-25	5,6
		$20,000	1.25%	ABU DHABI MARINE INTERNATIONAL CHARTERING HOLDINGS LIMITED	21-Oct-25	21-Jan-26 – 21-Apr-26	7

*	Total commission percentage paid to third parties.
**	In case of newly acquired vessel with new time charter attached, this date refers to the expected/actual date of delivery of the vessel to the Company.
***	Range of redelivery dates, with the actual date of redelivery being at the Charterers’ option, but subject to the terms, conditions, and exceptions of the particular charterparty.
Notes:
1.	Redelivery date on an estimated time charter trip duration of about 55 days.
2.	For delivery of the vessel South of Xiamen, including Xiamen, the gross rate will be US$12,000 per day. For redelivery of the vessel North of Xiamen, the gross rate will be US$12,500 per day.
3.	The charter rate was US$3,600 per day for the first forty-four (44) days of the charter period.
4.	The new rate commenced on August 5, 2025
5.	The charter rate was US$16,750 per day for the first 91 days of the charter period.
6.	Vessel off-hire from October 13, 2025 to October 21, 2025
7.	The charter rate was US$10,000 per day for the first (7) days of the charter period.
For those vessels employed in the spot market and where rates are quoted the Company has calculated the estimated rates under current specific contracted voyages. The Company gives no guarantee that these rates are correct or that the rates are sustainable beyond the duration of the current voyage. The quoted rates are not indications of future earnings, and the Company gives no assurance or guarantee of future rates after the current voyage.
Management of Our Fleet
Our business is the ownership of vessels. We are a holding company that wholly owns our subsidiaries, which in turn own the vessels that comprise our fleet. The holding company sets general overall direction for the company and interfaces with various financial markets. The commercial and technical management, except for insurance services, of our dry bulk fleet is carried out by Diana Wilhelmsen Management Limited, a 50/50 joint venture between Wilhelmsen Ship Management and Diana Shipping Inc. As regards our MR2 product tanker vessel, the commercial management, including insurances services is carried out by Sea Transportation Inc., a related party company, whereas the technical management is carried out by Barber Ship Management, an unrelated company. In exchange for providing us with commercial and technical services, we pay these counterparties a fixed monthly management fee per vessel and a percentage of the vessels’ gross revenues. Insurance and handling of claims services, brokerage services of our dry bulk fleet and the provision of certain administrative management services of our holding company are carried out by Steamship Shipbroking Enterprises Inc., an affiliated company. Brokerage services relate to the purchase, sale or chartering of our vessels, brokerage services relating to the repairs and other maintenance of our vessels, and any relevant consulting services. Administrative management services may include budgeting, reporting, monitoring of bank accounts, compliance with banks, payroll services, legal and securities compliance services, and any other possible administrative management services that we require to perform our business activities.
Digital Asset Treasury Strategy
NEAR Digital Asset Treasury Strategy
Integrating blockchain technology enables us to build a more secure, scalable, and efficient platform. Strategic digital asset reserves such as NEAR provide the foundation for a future where artificial intelligence, global payments, credentialing, and supply chain transparency can be powered by decentralized infrastructure, enhancing our company’s growth. The Company believes that NEAR represents a highly scalable, developer-friendly, and energy-efficient blockchain platform that aligns with its long-term vision of integrating innovative technologies into its services. By investing in and participating in the NEAR ecosystem, the Company aims to both enhance its treasury strategy and create strategic optionality for product innovation in its core business.

NEAR is a decentralized, open-source, proof-of-stake blockchain platform designed for usability and high throughput. The NEAR protocol operates through a sharded architecture called “Nightshade,” enabling parallel transaction processing across shards for scalability. The network’s ecosystem includes validators, who produce blocks, process transactions, and secure the network via staking; token holders, who can stake or delegate NEAR tokens to validators to earn rewards; developers, who build decentralized applications (dApps) and infrastructure using NEAR’s account-based model and human-readable account names; and end users, who interact with dApps for DeFi, NFTs, gaming, and other purposes. The NEAR Foundation supports ecosystem growth through grants, funding, developer tools, and resources to foster research, adoption, and innovation. A key differentiator is NEAR’s emphasis on “Sovereign AI,” which empowers developers and nations to build and control their own AI models on-chain without reliance on centralized providers. This is facilitated by tools like the Chain Abstraction Layer (via NEAR’s BOS - Blockchain Operating System) and AI-specific primitives, enabling verifiable, decentralized AI inference, data sovereignty, and monetization of models through the protocol. These participants collectively facilitate the network’s functionality, scalability, and sustainability.
The NEAR Protocol employs a proof-of-stake (PoS) consensus mechanism called “Doomslug” for block production, combined with sharding for high throughput (up to thousands of TPS), low and predictable transaction fees (often under $0.01), and near-instant finality (typically 1-2 seconds). NEAR tokens are the native cryptocurrency, used for paying transaction fees, smart contract execution and storage deposits (which are refundable upon removal), staking to secure the network and earn rewards, and governance participation via on-chain voting. NEAR tokens power utilities across decentralized finance (DeFi) protocols, NFT marketplaces, and payment systems built on the chain.
The NEAR token lifecycle balances issuance, utility demand, and deflationary mechanics. New NEAR tokens are issued annually at a target rate of about 5% (declining over time) to reward validators and staking participants, funding network security. Transaction fees are split: a portion (up to 70% at launch, adjustable via governance) is burned to reduce supply, while the remainder may go to validators or contracts, creating deflationary pressure that can exceed inflation during high usage. Initial token distribution allocated portions to the Foundation for ecosystem development and community grants, early contributors, and investors, with many subject to vesting schedules. The Company’s future NEAR holdings may include locked or unlocked NEAR tokens. Net supply evolves through rewards, burns, and unlocks.
Our NEAR-centric digital asset treasury strategy supports broader efforts to improve capital efficiency, diversify treasury practices, and engage with emerging technologies. The Company may selectively stake NEAR holdings to earn protocol rewards and bolster network security. Staking policy targets delegating a substantial portion of holdings soon after acquisition, using multiple independent validators or staking providers to mitigate risks like slashing (penalties for validator downtime or misbehavior, capped at low rates on NEAR). Validator operations remain exploratory and non-core; the Company does not run nodes directly, avoiding infrastructure costs. Providers handle nodes, with rewards shared via negotiated commissions (often 5-10%, tiered by stake size). This incurs no material capital expenditures or operating expenditures for the Company, focusing instead on yield generation and ecosystem alignment.
This strategy complements our capital allocation by adopting a technology-forward treasury approach. Long-term engagement with the NEAR ecosystem could yield advantages in Company development, such as building verifiable, self-sovereign AI models for decentralized inference, data privacy preservation, and censorship-resistant applications, while enabling scalable deployment of national or organizational AI infrastructure without reliance on centralized providers.
Recent Developments
Appointment of Executive Officers
Effective October 28, 2025, we appointed Mr. Salvatore Ternullo to serve as our Co-Chief Executive Officer, and effective October 31, 2025, we appointed Mr. David L. Schwed to serve as our Chief Operating Officer. Effective November 1, 2025, Mr. David Schack was appointed to serve as SovereignAI’s Chief Marketing Officer. In connection with, and as an inducement to, such appointments, we issued an aggregate of 2,192,142 shares of Common Stock to Mr. Salvatore Ternullo, Mr. David Schwed, and Mr. David Schack on November 25, 2025. The Executive Shares are restricted shares and subject to forfeiture until fully vested in accordance with their terms, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date.

PIPE Transaction
On October 27, 2025, we entered into that certain subscription agreement (the “Cash Subscription Agreement”) with certain accredited investors (the “Cash Purchasers”) pursuant to which we agreed to sell and issue to the Cash Purchasers in a private placement offering (the “Cash Offering”) an aggregate offering of 10,759,994 shares of common stock of the Company, par value $0.01 per share (the “Cash Shares”), at an offering price of $1.275 per Cash Share (the “Per Share Cash Purchase Price”).
On October 27, 2025, we also entered into certain subscription agreements (the “Cryptocurrency Subscription Agreements”, and together with the Cash Subscription Agreement, the “Subscription Agreements”) with certain accredited investors (the “Cryptocurrency Purchasers,” and together with the Cash Purchasers, the “Purchasers”) pursuant to which the Company agreed to sell and issue to the Cryptocurrency Purchasers in a private placement (the “Cryptocurrency Offering,” and together with the Cash Offering, the “PIPE Transaction”) (i) 10,136,033 shares of common stock of the Company, par value $0.01 per share (the “Cryptocurrency Shares”), at an offering price of $1.275 per Cryptocurrency Share (the “Per Share Cryptocurrency Purchase Price”); and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 75,210,318 shares of common stock, the “Pre-Funded Warrant Shares”) at an offering price of the Per Share Cryptocurrency Purchase Price less $0.01 per Pre-Funded Warrant Share. In the Cryptocurrency Offering, the Cryptocurrency Purchasers tendered NEAR tokens to the Company as consideration for the Pre-Funded Warrants. Each of the Pre-Funded Warrants is exercisable for one share of common stock at the exercise price of $0.01 per Pre-Funded Warrant Share, immediately exercisable by the registered holder, and may be exercised at any time following registration until all of the Pre-Funded Warrants issued in the PIPE Transaction are exercised in full. Each Cryptocurrency Purchaser’s ability to exercise its Pre-Funded Warrants in exchange for shares of Common Stock is subject to certain beneficial ownership limitations set forth therein.
The PIPE Transaction closed on October 28, 2025. The PIPE Transaction resulted in total gross proceeds of approximately $122.5 million before transaction fees and expenses. The Company intends to use the net proceeds from the PIPE Transaction to fund the acquisition of the native token of the NEAR Protocol and the establishment of the Company’s NEAR treasury operations, as well as for working capital, general corporate purposes and to pay transaction fees and expenses related thereto. The Company will not use the net proceeds from the PIPE Transaction: (a) for the redemption of any outstanding shares of Common Stock or common stock equivalents of the Company, (b) for the settlement of any outstanding litigation or (c) in violation of the Foreign Corrupt Practices Act of 1977, as amended or the Office of Foreign Assets Control of the U.S. Treasury Department regulations. In connection with the announcement of the PIPE Transaction, we announced the launch of our digital asset treasury strategy, pursuant to which we intend to pursue a number of strategic initiatives to acquire NEAR, as described above.
Pursuant to the Subscription Agreements, the Company agreed to use commercially reasonable efforts to file a registration statement with the U.S. Securities and Exchange Commission within 30 days of the closing of the PIPE Transaction registering the resale of the shares of common stock sold in the PIPE Transaction, the Pre-Funded Warrants and the Pre-Funded Warrant Shares.
The Agents (as defined below) acted as placement agents in connection with the PIPE Transaction and received 5,426,662 shares of Common Stock of the Company as a placement fee in connection therewith. See “Plan of Distribution” for more information.
Concurrently with the PIPE Transaction, (i) Diana Shipping Inc. sold all 500,000 then-outstanding shares of Series B Preferred Stock to Proximity Labs, Frontier Growth Holdings Limited, and NEAR Foundation and (ii) Tuscany Shipping Corp. sold all 1,200 then-outstanding shares of Series E Preferred Stock to Salvatore Ternullo and David L. Schwed, pursuant to stock purchase agreements dated October 28, 2025. In addition, in connection with the PIPE Transaction, the Company paid an aggregate of $10.5 million and issued Common Stock equal to an aggregate amount of $4.5 million to those that helped facilitate the transaction, including Diana Shipping Inc., as the holder of the Company’s Series B Preferred Shares, and Tuscany Shipping Corp., as the holder of the Company’s Series E Preferred Shares, as consideration for their respective transfers of such Series B Preferred Shares and Series E Preferred Shares and facilitation of the PIPE Transaction.
Advisory and Consulting Agreements
On November 19, 2025, we entered into certain advisory agreements with SovereignAI and certain persons providing services for the Company (the “Advisory Agreements”), pursuant to which the Company engaged SovereignAI and such persons to provide strategic advice and guidance relating to the Company’s business, operations, growth initiatives and industry trends in the crypto technology sector, as well as certain deal advisory services in connection with the PIPE Transaction. In addition, on November 4, 2025, SovereignAI entered into an independent contractor agreement (“Independent Contractor Agreement”) with Frank Amato to provide strategic advice to the Company relating to potential option strategies. As compensation for such services under the Advisory Agreements and Independent Contractor Agreement, we issued an aggregate of 986,582 shares of our Common Stock (the “Advisor Shares”). The Advisor Shares were issued in transactions exempt from registration under Section 4(a)(2) of the Securities Act. The Advisor Shares are restricted shares and subject to forfeiture until fully vested in accordance with their terms, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date.
ATM Program
On October 29, 2025, the Company entered into a Sales Agreement (the “Sales Agreement”) with Clear Street LLC and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (each, an “Agent,” and, together, the “Agents”), as co-sales agents, pursuant to which the Company may offer and sell shares of Common Stock from time to time having an aggregate sales price of up to approximately $20.1 million (the “ATM Program”).
Upon delivery of a placement notice, and subject to the terms and conditions of the Sales Agreement, the Agents may sell the shares of Common Stock by any method that is deemed an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or any other method permitted by law, which may include negotiated transactions or block trades. The Company may sell the shares of Common Stock through the Agents in amounts and at times to be determined by the Company from time to time subject to the terms and conditions of the Sales Agreement, but neither it nor the Agents have an obligation to sell any of the shares of Common Stock in the ATM Program. No assurance can be given that the Company will sell any shares of Common Stock under the Sales Agreement, or, if it does, as to the price or the amount of shares of Common Stock that it sells or the dates when such sales will take place. The Company or the Agents may suspend or terminate the ATM Program upon notice to the other parties and subject to other conditions. The Agents will use commercially reasonable efforts basis to effect the sales consistent with normal trading and sales practices.
The Company has agreed to pay the Agents’ commissions for their respective services in acting as agents in the sale of the shares of Common Stock in the amount of up to 3.00% of the aggregate gross proceeds it receives from each sale of its shares of Common Stock pursuant to the Sales Agreement. The Company has also agreed to provide the Agents with customary indemnification and contribution rights. In addition, the Company has agreed to reimburse certain legal expenses incurred by the Agent in connection with execution of the Sales Agreement in an amount up to $75,000, in addition to certain ongoing legal expenses.
As of the date of this prospectus, we have not yet issued any shares under the ATM Program.
Implications of Being an Emerging Growth Company
As we qualify as an “emerging growth company” as defined in the JOBS Act, we may take advantage or specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
exemption from the auditor attestation requirement in the assessment of the effectiveness of the emerging growth company’s internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the date we first sell our common equity securities pursuant to an effective registration statement under the Securities Act or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of the IPO occurs; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that are held by nonaffiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1 billion in non-convertible debt securities during any three-year period. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Implications of Being a Foreign Private Issuer
As a non-U.S. company which qualifies as a “foreign private issuer” subject to reporting requirements under the Exchange Act, we are subject to different requirements under the U.S. securities laws than U.S. domestic issuers.
Corporate Information
OceanPal Inc. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at Pendelis 26, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30-210-9485-360. Our website address is http://www.oceanpal.com. The information on our website is not a part of this prospectus. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov. None of the information contained on, or that can be accessed through, these websites is incorporated into or forms a part of this prospectus.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent annual report on Form 20-F as supplemented or updated in any current report on Form 6-K, as well as any accompanying prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including our financial statements and related notes, before deciding whether to purchase our securities. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. The Company is supplementing the risk factors previously disclosed in its Annual Report on Form 20-F for the year ended December 31, 2024 (the “Form 20-F”) and the Prospectus Supplement filed with the SEC on October 29, 2025 with the following risk factors. These risk factors should be read in conjunction with the risk factors included in the Form 20-F and the Prospectus Supplement filed with the SEC on October 29, 2025.
Risks Related to This Offering and Our Common Stock
The price of our Common Stock has and may continue to fluctuate significantly, and this may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.
The trading price of our Common Stock has fluctuated widely and may continue to fluctuate widely as a result of a number of factors, many of which are outside our control. This volatility may affect the price at which you could sell the shares of our Common Stock, and the sale of substantial amounts of our Common Stock could adversely affect the price of our Common Stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors.
As a result, you may not be able to sell your shares of Common Stock at or above the price at which you purchase them. In addition, the stock market in general, and Nasdaq and the stock of digital asset and blockchain technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future, through our ATM Program or other means, offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share of our Common Stock in this offering. We may sell through our ATM Program or other means, additional shares of our Common Stock or other securities in any other offering at a price per share that is less than the price per share paid by the Selling Stockholders, and investors purchasing shares of our Common Stock or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible into or exchangeable for our Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our shares of Common Stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience future dilution.
In addition, the sale of shares our Common Stock in this offering and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of our Common Stock, or the perception that those shares may be sold, will have on the market price of our Common Stock.
Sales of our common stock in our ATM Program, or the perception that such sales may occur, could cause the market price of our common stock to fall.
On October 29, 2025, we entered into the Sales Agreement pursuant to which we may offer and sell shares of Common Stock from time to time. Continued sales of our Common Stock, if any, under the ATM Program will depend upon market conditions and other factors to be determined by us and may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act. Future sales of our Common Stock are not guaranteed, and there are no firm commitments to receive funding under the ATM Program. The issuance from time to time of these new shares of Common Stock, or the perception that such sales may occur, could have the effect of depressing the market price of our Common Stock.
The sale or availability for sale of a substantial number of shares of our Common Stock could adversely affect the market price of such shares.
Sales of a substantial number of shares of our Common Stock in the public market, or the perception or indication that these sales could occur, could adversely affect the market price of such shares and could materially impair our ability to raise capital through equity offerings in the future or cause the trading price of our Common Stock to decline. We are unable to predict what effect, if any, sales of securities in this offering or by our significant stockholders, directors or officers will have on the market price of our Common Stock.
Market price of our Common Stock may be volatile, which could subject us to securities class action litigation and result in substantial losses for our stockholders.
The market price of shares of our Common Stock could be subject to wide fluctuations in response to many risk factors listed in this section and the documents incorporated by reference in this prospectus as well as other factors others beyond our control. Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our Common Stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could potentially harm our business. As a result of this volatility, our stockholders may not be able to sell their shares of our Common Stock at or above the price at which they purchased their shares of our Common Stock.
If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of our Common Stock, the price of our stock and trading volume could decline.
The trading market for our Common Stock may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our Common Stock or change their opinion of our Common Stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
Resales of our Common Stock in the public market by our stockholders (including the Selling Stockholders) may cause the market price of our shares of Common Stock to fall.
Sales of a substantial number of shares of Common Stock could occur at any time, including sales by the Selling Stockholders under this prospectus. The issuance of new shares of Common Stock could result in resales of our shares of Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our shares of Common Stock.

USE OF PROCEEDS
All of the shares of Common Stock being offered hereby are being sold by Selling Stockholders. The Selling Stockholders listed under the heading “Selling Stockholders” in this prospectus or any applicable prospectus supplement will receive all of the net proceeds from the sales of shares of Common Stock. We will not receive any proceeds from the sale of Common Stock by the selling stockholders. However, we expect we would receive up to $752,103.18 from the exercise of the Pre-Funded Warrants, if exercised in full and at all, unless exercised on a cashless basis.
We, and not the Selling Stockholders, will pay the costs, expenses and fees in connection with the registration of the shares of Common Stock covered by this prospectus and any accompanying prospectus supplement, but the Selling Stockholders will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of such shares of Common Stock.

SELLING STOCKHOLDERS
The shares of Common Stock being offered by the Selling Stockholders consist of the (i) the PIPE Shares, (ii) the Pre-Funded Warrant Shares, (iii) the Placement Agent Shares, (iv) the Executive Shares, (v) the Company Insider Shares, (vi) the Diana Shipping Shares and (vii) the Advisor Shares. For additional information regarding the issuance of the PIPE Shares, the Pre-Funded Warrant Shares, the Placement Fee Shares, and the Company Insider Shares in connection with the PIPE Transaction, and the issuance of the Advisor Shares and Executive Shares, see the section “Prospectus Summary — Recent Developments” above.
In connection with the Company’s spin-off transaction from Diana Shipping Inc. (“Diana Shipping”) effected on November 29, 2021, Diana Shipping received 10,000 shares of our Series C Preferred Stock, which, in accordance with their terms, have become convertible at Diana Shipping’s option. On October 17, 2023, Diana Shipping exercised its option to convert 9,793 shares of our Series C Preferred Stock and as a result of such conversion is the record and beneficial holder of 145,978 shares of our Common Stock.
We are registering the resale of such Securities in order to permit such Selling Stockholders to offer the Securities for resale from time to time. We may register additional shares for resale for the account of additional Selling Stockholders in the future through an accompanying prospectus supplement.
We are registering the resale of the shares of Common Stock held by the Selling Stockholders to permit the Selling Stockholders to resell or otherwise dispose of such shares in the manner contemplated under “Plan of Distribution” in this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling stockholders” includes the selling securityholder listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Stockholder’s interest in such shares other than through a public sale.
The Selling Stockholders may sell some, all or none of the shares of Common Stock held by them. We do not know how long the selling stockholders will hold such shares before selling them, and, other than the lock-up agreements entered into in connection with the PIPE Transaction and the restricted nature of the Executive Shares and Advisor Shares, we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of their shares of Common Stock. In connection with the PIPE Transaction, each purchaser (“PIPE Investor”) and each of the Placement Agents agreed that 100% of the shares of Common Stock and shares of Common Stock underlying the Pre-funded Warrants purchased in the PIPE Transaction (the “Acquired Securities”) will be subject to transfer restrictions from October 28, 2025 through the date this resale registration statement covering the Acquired Securities is declared effective (the “Registration Date”), and that 50% of the Acquired Securities will remain subject to transfer restrictions for the 30 days following the Registration Date. Notwithstanding the foregoing, the initial lock-up will not extend beyond the date that is 180 days following October 28, 2025 (the “Outside Release Date”), and the lock-up restrictions will automatically terminate (a) on the Outside Release Date if the Registration Date has not occurred by such date, or (b) once the PIPE Investor or Placement Agent is permitted to sell all of its Acquired Securities under Rule 144 without restriction. The Executive Shares and the Advisor Shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date. The shares of Common Stock covered hereby may be offered from time to time by the Selling Stockholders after the expiration or termination of any applicable lock-up period or vesting in accordance with the terms of the Advisory Agreements, the Independent Consulting Agreement, and grants of the Advisor Shares and the Executive Shares, as applicable.
The following table sets forth the number of shares of our outstanding Common Stock beneficially owned by the Selling Stockholders as of November 25, 2025, the number of shares of Common Stock that may be offered under this prospectus, and the number of shares and percentage of our outstanding Common Stock beneficially owned by the Selling Stockholders assuming all of the shares of Common Stock covered hereby are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our shares of Common Stock. Generally, a person “beneficially owns” shares of Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares in the column “Number of Shares of Common Stock Registered for Sale Hereby” represents all of the shares of Common Stock that the Selling Stockholders may offer and sell from time to time under this prospectus.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Stockholders as of the date of this prospectus. The Selling Stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares or other securities since the date on which the information in the table below is presented. Information about the Selling Stockholders may change over time. The percentage of shares owned after the offering is based on 109,510,789 shares of our Common Stock outstanding as of November 25, 2025 (figure assumes all of the Pre-Funded Warrants were exercised).

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares of Common Stock Registered for Sale Hereby	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number(1)%			Number(2)%
4 Sweet Dreams S.A.(3)	2,196,078	2.01%	2,196,078	—	*
Abra Marinvest Inc.(4)	862,745	*	862,745	—	*
BLACKDRAGON VENTURES, LLC(5)	3,592,156	3.28%	3,592,156	—	*
Clear Street LLC(6)	2,713,331	2.48%	2,713,331	—	*
Cohen & Company Securities, LLC(7)	2,713,331	2.48%	2,713,331	—	*
CoinFund Liquid Opportunities LP(8)	950,576	*	950,576	—	*
DACM Liquid Venture Fund Inc(9)	784,314	*	784,314	—	*
David Schack(10)	274,051	*	274,051	—	*
David L. Schwed(11)	1,096,205	1.00%	1,096,205	—	*
Diana Shipping Inc.(12)	145,978	*	145,978	—	*
Eleftherios Papatrifon(13)	470,588	*	470,588	—	*
Fabric Ventures Growth Fund 2021 SCSp(14)	969,882	*	969,882	—	*
Frank Amato(15)	164,431	*	164,431	—	*
G-20 Hermes Advisory Ltd.(16)	1,176,470	1.07%	1,176,470	—	*
Jacqueline Kennedy(17)	109,620	*	109,620	—	*
Kips Bay Consulting, LLC(18)	109,620	*	109,620	—	*
Lukasz Kasier(19)	109,620	*	109,620	—	*
NEAR Foundation(20)	78,431,372	71.62%	78,431,372	—	*
Payward, Inc.(21)	1,960,784	1.79%	1,960,784	—	*
Philippe Sachs(22)	109,620	*	109,620	—	*
Proximity Labs(23)	2,352,941	2.15%	2,352,941	—	*
Richard Muirhead(24)	109,620	*	109,620	—	*
Salvatore Ternullo(25)	822,156	*	822,156	—	*
Sealion Capital LLC(26)	235,294	*	235,294	—	*
Series F Liquid Opportunities LP(27)	104,111	*	104,111	—	*
Series G Liquid Opportunities LP(28)	121,783	*	121,783	—	*
Yugana Consulting LLC(29)	274,051	*	274,051	—	*

*	Percentage not listed if less than 1%.
(1)
Applicable percentage ownership is based on 109,510,789 shares of our Common Stock outstanding as of November 25, 2025 (figure assumes all of the Pre-Funded Warrants were exercised, without regard to any beneficial ownership limitations on exercise set forth therein).

(2)
Represents the amount of shares that will be held by each Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the Pre-Funded Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, (b) no other shares of Common Stock are acquired or sold by such Selling Stockholder prior to completion of this offering, (c) and that all restricted shares of Common Stock are fully vested and not forfeited or repurchased in accordance with the terms and conditions of the applicable vesting schedules. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. We are also assuming the exercise in full of all of the Pre-Funded Warrants without regard to any beneficial ownership limitations on exercise as described above and as set forth therein.

(3)
Semiramis Paliou has voting and investment control of the shares held by 4 Sweet Dreams S.A. and may be deemed the beneficial owner of such shares. The address of 4 Sweet Dreams S.A. is Pendelis 16, Palaio Faliro, 175 64, Greece. Mrs. Paliou served as a Director of the Company from

April 2021 until October 2025. Mrs. Paliou was the Chairperson of the Board of Directors and of the Executive Committee of the Company from November 2021 to October 2025. In addition to their holdings listed in the Selling Stockholders Table above, 4 Sweet Dreams S.A. also holds shares of the Company’s Series D Preferred Stock and Series C Preferred Stock. Mrs. Paliou holds Series D Preferred Stock of the Company through another entity.
(4)
Ioannis Zafirakis has voting and investment control of the shares held by Abra Marinvest Inc. and may be deemed the beneficial owner of such shares. The address of Abra Marinvest Inc. is c/o Sea Transportation Inc., Leof. Poseidonos 13, Alimos, 174 55, Athens, Greece. Mr. Zafirakis has served as a Director of the Company since November 2021. He has also served as the Company’s President, Secretary and Interim Chief Financial Officer from November 2021 to April 2023. Mr. Zafirakis is also a member of the Executive Committee of the Company. In addition to their holdings listed in the Selling Stockholders Table above, Abra Marinvest Inc. also holds shares of the Company’s Series D Preferred Stock and Series C Preferred Stock.

(5)
Illia Polosukhin has voting and investment control of the shares held by BLACKDRAGON VENTURES, LLC and may be deemed the beneficial owner of such shares. The address of BLACKDRAGON VENTURES, LLC is 2700 Post Oak Blvd Ste 1500, Houston, TX 77056.

(6)
Clear Street LLC, a Delaware limited liability company (“CS LLC”), is primarily owned by Clear Street Holdings LLC, a Delaware limited liability company (“CSH LLC”). CSH LLC is wholly owned by Clear Street Group Inc., a Delaware corporation (“CSG Inc.”). A majority of the voting power of CSG Inc. is held by Clear Street Global Corp., a U.S. Virgin Islands corporation (“CSGC USVI”). Accordingly, CSH LLC, CSG Inc. and CSGC USVI may be deemed to beneficially own the shares held by CS LLC. CSH LLC, CSG Inc. and CSGC USVI disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The business address of Clear Street LLC is 150 Greenwich Street, 45th Floor, New York, NY 10007.

(7)
Jerry Serowik has voting and investment control of the shares held by Cohen & Company Securities, LLC and may be deemed the beneficial owner of such shares. The address of Cohen & Company Securities, LLC is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

(8)
CoinFund Liquid Opportunities GP LLC has voting and investment control of the shares held by CoinFund Liquid Opportunities LP and may be deemed the beneficial owner of such shares. The address of CoinFund Liquid Opportunities LP is 5 Bryant Park, Suite 1003, New York, NY 10018.

(9)
Digital Asset Capital Management Inc has voting and investment control of the shares held by DACM Liquid Venture Fund Inc and may be deemed the beneficial owner of such shares. The address of DACM Liquid Venture Fund Inc is Folio Chambers, Road Town, Tortola, VG1110, British Virgin Islands.

(10)
These shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date. David Schack has served as Chief Marketing Officer of the SovereignAI LLC since November 1, 2025.

(11)
These shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date. As stated above, David Schwed has served as the Chief Operating Officer of the Company since October 2025, and is on the board of managers of the Company’s subsidiary, SovereignAI Services LLC. In addition to his holdings listed in the Selling Stockholders Table above, Mr. Schwed also holds shares of the Company’s Series E Preferred Stock.

(12)
These shares are directly held by Diana Shipping Inc. (“Diana Shipping”). Diana Shipping, a publicly traded company on the New York Stock Exchange, has sole voting and dispositive power over such shares. The address of Diana Shipping is Pendelis 16, Palaio Faliro, 17564, Athens, Greece. In addition to its holdings listed in the Selling Stockholders Table above, Diana Shipping also holds shares of the Company’s Series C Preferred Stock.

(13)
Eleftherios Papatrifon has served as a Director of the Company since November 2021. Mr. Papatrifon served as the Company’s Chief Executive Officer from November 2021 to January 2023. Mr. Papatrifon is also a member of the Executive Committee of the Company. In addition to his holdings listed in the Selling Stockholders Table above, Mr. Papatrifon also holds shares of the Company’s Series D Preferred Stock and Series C Preferred Stock.

(14)
Richard Muirhead, Max Mersch, Anil Hansjee, Michael Jackson and Audrey Rouach Baveral have voting and investment control of the shares held by Fabric Ventures Growth Fund 2021 SCSp and may be deemed the beneficial owners of such shares. The address of Fabric Ventures Growth Fund 2021 SCSp is 09 Rue du Laboratoire, L-1911 Luxembourg.

(15)
Frank Amato entered into an Independent Contractor Agreement with the Company on November 21, 2025, pursuant to which he received the shares. Such shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date.

(16)
Nagendra Bhargava Bharatula, Jonathan Mathai and Alex Forster have voting and investment control of the shares held by G-20 Hermes Advisory Ltd. and may be deemed the beneficial owners of such shares. The address of G-20 Hermes Advisory Ltd. is Luna Tower, Waterfront Drive, Road Town, Tortola, VG1110 British Virgin Islands.

(17)
Jacqueline Kennedy entered into an Advisory Agreement with the Company on November 19, 2025, pursuant to which she received the shares. Such shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date.

(18)
James G. Gereghty, Jr. and Elizabeth Whitmer Gereghty have voting and investment control of the shares held by Kips Bay Consulting. Kips Bay Consulting entered into an Advisory Agreement with the Company on November 19, 2025, pursuant to which it received the shares. Such shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date.

(19)
Lukasz Kasier entered into an Advisory Agreement with the Company on November 19, 2025, pursuant to which he received the shares. Such shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date.

(20)
The members of the NEAR Foundation Council which hold ultimate authority over the NEAR Foundation are Illia Polosukhin, Christopher Donvoan, Richard Muirhead, Diogo Monica and Bowen Wang. The address of NEAR Foundation is Chamerstrasse 12C, 63000 Zug, Switzerland. In addition to its holdings listed in the Selling Stockholders Table above, NEAR Foundation also holds shares of the Company’s Series B Preferred Stock.

(21)
Payward, Inc. is managed by a six-person board of directors, which acts by majority vote of the board of directors. Accordingly, no individual natural person is deemed to have voting or investment control over the shares held by Payward, Inc. The address of Payward, Inc. is 1603 Capitol Ave., Suite 517B, Cheyenne, WY 82001.

(22)
Philippe Sachs entered into an Advisory Agreement with the Company on November 19, 2025, pursuant to which he received the shares. Such shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date.

(23)
Marc Piano and Kendall Cole have voting and investment control of the shares held by Proximity Labs and may be deemed the beneficial owner of such shares. The address of Proximity Labs is c/o International Corporation Services Ltd., Harbour Place, 2nd Floor, 103 South Church Street, PO Box 472, George Town, Grand Cayman, KY1-1106, Cayman Islands. In addition to its holdings listed in the Selling Stockholders Table above, Proximity also holds shares of the Company’s Series B Preferred Stock.

(24)
Richard Muirhead entered into an Advisory Agreement with the Company on November 19, 2025, pursuant to which he received the shares. Such shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date.

(25)
These share are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date. As stated above, Salvatore Ternullo has served as one of the co-Chief Executive Officers of the Company since October 2025. He also currently serves on the Board of Directors and is on the board of managers of the Company’s subsidiary, SovereignAI Services LLC. In addition to his holdings listed in the Selling Stockholders Table above, Mr. Schwed also holds shares of the Company’s Series E Preferred Stock.

(26)
Michael Kirk has voting and investment control of the shares held by Sealion Capital LLC and may be deemed the beneficial owner of such shares. The address of Sealion Capital LLC is 1606 N New Jersey St, Indianapolis, IN 46202.

(27)
CoinFund Liquid Opportunities GP LLC has voting and investment control of the shares held by Series F Liquid Opportunities LP and may be deemed the beneficial owner of such shares. The address of Series F Liquid Opportunities LP is 5 Bryant Park, Suite 1003, New York, NY 10018.

(28)
CoinFund Liquid Opportunities GP LLC has voting and investment control of the shares held by Series G Liquid Opportunities LP and may be deemed the beneficial owner of such shares. The address of Series G Liquid Opportunities LP is 5 Bryant Park, Suite 1003, New York, NY 10018.

(29)
Yugana Consulting LLC entered into Advisory Agreements with the Company on November 19, 2025, pursuant to which it received the shares. Such shares are restricted shares and subject to forfeiture until fully vested, subject to the continuing provision of relevant services to the Company and good standing through each applicable vesting date. John Fiorelli has voting and investment control of the shares held by Yugana Consulting LLC and may be deemed the beneficial owner of such shares. The address of Yugana Consulting LLC is 425 Carr 693 STE 1 PMB 093, Dorado, PR, 00646.

Relationships with the Selling Stockholders
The Selling Stockholders have not had any material relationships with our officers, directors, or affiliates over the past three years, except (i) for the ownership of the shares, (ii) as described in the section of this prospectus titled “Prospectus Summary — Recent Developments,” and (iii) as described in this section and in the table and footnotes above.

PLAN OF DISTRIBUTION
The shares of Common Stock owned by the Selling Stockholders covered by this prospectus and any applicable prospectus supplement may be offered, sold, transferred or otherwise disposed of from time to time by such Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges, markets, trading facilities or in the over-the-counter market or otherwise, at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may sell or otherwise dispose of their securities by one or more of, or a combination of, the following methods:
•
through one or more underwriters in a public offering, pursuant to which underwriters may resell the shares in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	transactions in which the broker-dealer solicits purchasers on a best efforts basis;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;
•
through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement that provide for periodic sales of its securities on the basis of parameters described in such trading plans;

•	short sales or through the settlement of short sales (including short sales “against the box”), subject to compliance with the Securities Act and other applicable securities laws;
•	distribution to employees, members, limited partners or stockholders of a Selling Stockholder;
•	through the writing or settlement of standardized or over-the-counter options, swaps or other hedging or derivative transactions, whether through an options exchange or otherwise;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
•
by pledge of securities for any loan or obligation (including obligations associated with derivative transactions), including pledges to brokers or dealers who may from time to time effect distributions of securities, and in the case of any collateral call or default on such loan or obligation, pledges or sales of securities by such pledgee or secured parties;

•	delayed delivery arrangements providing for payment and delivery on a specified date in the future;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	through dividends or other distributions made by a Selling Stockholder to its partners, members or stockholders;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 rather than pursuant to this prospectus or any accompanying prospectus supplement. Further, the Selling Stockholders may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus or any accompanying prospectus supplement to third parties in privately negotiated or registered transactions. These transactions may involve the sale of shares of Common Stock by the Selling Stockholders by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, swaps, rights, warrants or other securities that are offered with, convertible into or exchangeable for shares of Common Stock.
The Selling Stockholders may elect to make an in-kind distribution of the shares of Common Stock to its members, partners or shareholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the shares of Common Stock acquired in the distribution.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with a selling the stockholder. The Selling Stockholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus and any applicable prospectus supplement, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, or Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.
In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Stockholders and any other persons participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the Selling Stockholders and any other relevant persons of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
In addition, we will make copies of this prospectus and any applicable prospectus supplement available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of Common Stock offered by this prospectus.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Reed Smith LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in an applicable prospectus supplement.
EXPERTS
The consolidated financial statements of OceanPal Inc. appearing in OceanPal Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2024, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras street, 151 25, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants (“SOEL”), Greece with registration number 107.
TRANSFER AGENTS
Our transfer agent and the registrar is Computershare Trust Company, N.A., 150 Royall Street, Canton, MA 02021; Telephone: 781-575-2000.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
Incorporation by Reference
The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.
We incorporate by reference in this prospectus (i) the documents listed below, and (ii) all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•
Our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 15, 2025, including the description of our securities in Exhibit 2.10, and any further amendment or report filed or to be filed for the purpose of updating such description; and

•
Our Reports on Form 6-K filed with the SEC on April 24, 2025, April 28, 2025, July 1, 2025, July 22, 2025, August 8, 2025, August 21, 2025, August 26, 2025, September 4, 2025, both reports on Form 6-K filed October 28, 2025, October 28, 2025, the Form 6-K/A filed on October 29, 2025, the Form 6-K filed on November 4, 2025, the Form 6-K filed on November 17, 2025 and the Form 6-K filed on November 26, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus supplement. You may make a request for copies of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or by telephone. Requests should be directed to: OceanPal Inc., Attn: Chief Financial Officer, Pendelis 26, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30-210-9485-360. You also may access these filings on our website at http://www.oceanpal.com. We do not incorporate the information on our website into this prospectus, or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). We have included our website address in this prospectus solely as an inactive textual reference.
You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement, or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

27,750,410 Shares of Common Stock
75,210,318 Shares of Common Stock Underlying Pre-Funded Warrants
Prospectus
November 26, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8.	Indemnification of Directors and Officers.
I. Article 8, Section 1 of the Bylaws of the registrant provides that:
Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he is not entitled to indemnification under this section.
II. Section 60 of the BCA provides as follows:
Indemnification of directors and officers:
(1)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III. Indemnification Agreements
The registrant has entered, and expects to continue to enter, into agreements to indemnify its directors, executive officers and other employees as determined by the registrant’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The registrant believes that the provisions in its Bylaws and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
Item 9.	Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 99.1 to the Form 6-K filed June 30, 2023).
3.2	Articles of Amendment of Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 6-K filed August 26, 2025).
3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 99.2 to the Form 6-K filed June 30, 2023).
4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Form 6-K filed October 28, 2025).
5.1#	Opinion of Seward & Kissel LLP relating to the base prospectus.
10.1
Form of Cash Subscription Agreements, dated as of October 27, 2025, between OceanPal Inc. and each Cash Purchaser (as defined therein) (incorporated by reference to Exhibit 10.1 to the Form 6-K filed October 28, 2025).

10.1
Form of Cryptocurrency Subscription Agreements, dated as of October 27, 2025, between OceanPal Inc. and each Cryptocurrency Purchaser (as defined therein) (incorporated by reference to Exhibit 10.2 to the Form 6-K filed October 28, 2025).

10.2	Amended and Restated Stockholders Rights Agreement (incorporated by reference to Exhibit 10.3 to the Form 6-K filed October 28, 2025).
10.3	Form of PIPE Lock-Up Agreement (incorporated by reference to Exhibit 10.4 to the Form 6-K filed October 28, 2025)
10.4	Form of Company Executive Restricted Stock Agreement (incorporated by reference to Exhibit 10.1 to the Form 6-K filed November 26, 2025).
10.5	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.2 to the Form 6-K filed November 26, 2025).

Exhibit Number	Description
10.6	Form of Business Advisor Agreement (incorporated by reference to Exhibit 10.3 to the Form 6-K filed November 26, 2025).
23.1#	Consent of Seward & Kissel LLP (included in Exhibit 5.1).
23.2#	Consent of Independent Registered Public Accounting Firm.
24.1#	Power of Attorney (contained in signature page hereto).
107#	Filing Fee Table.

#	Filed herewith.
*	Filed as an exhibit to the Company’s Report
Item 10.	Undertakings.
The undersigned registrant hereby undertakes:
(a)	Not applicable.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	– (f) Reserved.
(g)	Not applicable.
(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.
(j)	Not applicable.
(k)	Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on November 26, 2025.

OCEANPAL INC.

By:	/s/ Vasiliki Plousaki
Vasiliki Plousaki
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Salvatore Ternullo, Robert Perri, and Vasiliki Plousaki, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of equity securities of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Salvatore Ternullo	Chairperson and Co-Chief Executive Officer (Principal Executive Officer)	November 26, 2025
Salvatore Ternullo

/s/ Robert Perri	Co-Chief Executive Officer (Principal Executive Officer)	November 26, 2025
Robert Perri

/s/ Vasiliki Plousaki	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 26, 2025
Vasiliki Plousaki

/s/ Eleftherios Papatrifon	Director	November 26, 2025
Eleftherios Papatrifon

/s/ Ioannis Zafirakis	Director	November 26, 2025
Ioannis Zafirakis

/s/ Styliani Alexandra Sougioultzoglou	Director	November 26, 2025
Styliani Alexandra Sougioultzoglou

/s/ Grigorios-Filippos Psaltis	Director	November 26, 2025
Grigorios-Filippos Psaltis

/s/ Nikolaos Veraros	Director	November 26, 2025
Nikolaos Veraros

/s/ Alexios Chrysochoidis	Director	November 26, 2025
Alexios Chrysochoidis

II-4